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                                                                    Exhibit 16.1








United States Securities and Exchange Commission
450 5th Street NW
Washington, DC  20549

Dear Sir or Madam:

We have read Item 4 of Form 8-K dated September 13, 2004 of Conolog Corporation and are in agreement with all statements made in the Form 8-K as they relate to Rosenberg Rich Baker Berman & Company which state that since we were engaged by the registrant there were no disagreements between the registrant and Rosenberg Rich Baker Berman & Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Rosenberg Rich Baker Berman & Company would have caused Rosenberg Rich Baker Berman & Company to make reference to the matter in its reports on the registrant's financial statements.

We have no basis to agree or disagree with other statements of the registrant contained therein.

If you have any questions or need additional information, please call me at 908-231-1000.



                           Rosenberg Rich Baker Berman & Company

                           Rosenberg Rich Baker Berman & Company
                           Certified Public Accountants


Bridgewater, New Jersey
September 20, 2004